Exhibit 99.2

Vickers Vantage Corp. I Announces Closing of $138,000,000 Initial Public Offering

NEW YORK, January 11, 2021—(BUSINESS WIRE)—Vickers Vantage Corp. I (the “Company”) announced today that it closed its initial public offering of 13,800,000 units, including the full 1,800,000 units subject to the underwriters’ over-allotment option, at $10.00 per unit. The offering resulted in gross proceeds to the Company of $138,000,000.

The Company’s units are listed on the Nasdaq Capital Market (“Nasdaq”) and commenced trading under the ticker symbol “VCKAU” on January 7, 2021. Each unit consists of one ordinary share and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one ordinary share at a price of $11.50 per share, subject to adjustment. Only whole warrants are exercisable and will trade. Once the securities comprising the units begin separate trading, ordinary shares and redeemable warrants are expected to be listed on Nasdaq under the symbols “VCKA” and “VCKAW,” respectively.

Vickers Vantage Corp. I is a Cayman Islands exempted company incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region. The Company is led by Jeffrey Chi, Chairman and Chief Executive Officer, Chris Ho, Chief Financial Officer and Director, and Special Advisor Dr. Finian Tan.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of warrants, $139,380,000 (or $10.10 per unit sold in the public offering) was placed in trust. An audited balance sheet of the Company as of January 11, 2021 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Maxim Group LLC acted as the sole book-running manager for the offering. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Maxim Group LLC, 405 Lexington Avenue, New York, NY 10174, Attention: Syndicate Department, or via email at syndicate@maximgrp.com or telephone at (212) 895-3745.

Registration statements relating to these securities were filed with the Securities and Exchange Commission (“SEC”) and became effective on January 6, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

REDHILL Communications

Pranav Rastogi

Deputy Managing Director

+6587487919

pranav@redhill.asia

www.vickersventure.com